Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 31, 2007 in this post effective amendment to the Registration Statement on Form S-8, filed initially in March of 2008, pertaining to the bioMetrx, Inc. 2008 Professional/Consultant Stock Compensation Plan with respect to the consolidated financial statements of bioMetrx, Inc. and Subsidiaries for the year ended December 31, 2006 included in its Annual Report on Form 10-KSB (SEC file no. 000-15807) for the year then ended, filed with the Securities and Exchange Commission on April 11, 2007.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
September 22, 2008